Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of December 13, 2022, by and among GoGreen Sponsor 1 LP, a Delaware limited partnership (collectively with its heirs, successors and assigns, the “Sponsor”), GoGreen Investments Corporation, a Cayman Islands exempted company (“Purchaser”), Lifezone Holdings Ltd, an Isle of Man company (the “Company”), and Lifezone Metals Limited, an Isle of Man company (“Holdings”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of certain of (i) Purchaser’s Class A ordinary shares, par value $0.0001 per share (“Purchaser Class A Ordinary Shares”), (ii) Purchaser’s Class B ordinary shares, par value $0.0001 per share (the “Purchaser Class B Ordinary Shares” and, together with the Purchaser Class A Ordinary Shares, the “Purchaser Ordinary Shares”), and (iii) warrants exercisable for Purchaser Ordinary Shares, in each case, as set forth on Schedule I attached hereto (all such securities or other equity securities, together with any shares of Purchaser’s capital stock or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by Sponsor during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Purchaser, Sponsor, solely in its capacity as the Purchase Representative, the Company, Holdings, Aqua Merger Sub, a Cayman Islands exempted company (“Merger Sub”), Keith Liddell, solely in his capacity as the Company Shareholders Representative (in such capacity, the “Company Shareholders Representative”), and those shareholders of the Company whose details are set forth in Schedule 1 thereto (the “Company Shareholders”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, Merger Sub will be merged with and into Purchaser (the “Merger”), with Merger Sub continuing on as the surviving entity as a wholly owned subsidiary of Holdings and Holdings will acquire all of the issued and outstanding shares of the Company, with the Company becoming a wholly owned subsidiary of Holdings, subject to and on the terms and conditions set forth therein;

WHEREAS, Section 17.2 of the Purchaser’s Amended and Restated Memorandum and Articles of Association, adopted by special resolution dated June 29, 2021 and effective on October 20, 2021 (the “Purchaser Charter”), provides that each Purchaser Class B Ordinary Share shall automatically convert into one Purchaser Class A Ordinary Share (the “Initial Conversion Ratio”) on the closing of the Business Combination (as defined in the Purchaser Charter);

WHEREAS, Section 17.3 of the Purchaser Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Purchaser Ordinary Shares or Equity-linked Securities (as defined in the Purchaser Charter) are issued or deemed issued in excess of the amounts sold in Purchaser’s initial public offering of securities and related to the closing of the initial Business Combination such that the holders of the Purchaser Class B Ordinary Shares shall continue to own 20% of the issued and outstanding shares of the Purchaser Ordinary Shares;

WHEREAS, Section 17.4 of the Purchaser Charter provides the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Purchaser Ordinary Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Purchaser Class B Ordinary Shares then in issue consenting;

WHEREAS, Sponsor is the holder of a majority of the Purchaser Class B Ordinary Shares in issue as of the date hereof; and

WHEREAS, as an inducement to Purchaser and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Interim Period Lock-Up Provisions. During the period commencing on the date hereof and ending on the earliest of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 11.1 thereof (the earlier of (a) and (b), the “Expiration Time”), Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case, directly or indirectly, with respect to any Subject Securities (or Holdings Ordinary Shares received as consideration thereof) owned by Sponsor, (ii) file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement and any resale registration statement filed by Holdings relating to Holdings Ordinary Shares), (iii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Sponsor Agreement or otherwise transfer any voting or approval rights with respect to the Subject Securities, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities (or Holdings Ordinary Shares received as consideration thereof) owned by Sponsor or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv) (clauses (i)-(v), collectively, “Transfer”).

Section 1.2 New Shares. In the event that (a) any Subject Securities are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Subject Securities after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Subject Securities after the date of this Sponsor Agreement (such Purchaser Ordinary Shares or other equity securities of Purchaser, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall constitute Subject Securities and be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Subject Securities owned by Sponsor as of the date hereof.

Section 1.3 Waiver of Anti-Dilution Provision. Subject to, and conditioned upon, the Merger Closing and the Share Acquisition Closing, Sponsor hereby irrevocably relinquishes and waives (for itself and for its successors, heirs and assigns), and agrees not to assert or perfect, to the fullest extent permitted by Law and the Purchaser’s Organizational Documents, any and all rights Sponsor has or will have to receive Purchaser Ordinary Shares in excess of the number issuable upon conversion of the Purchaser Class B Ordinary Shares held by Sponsor in connection with the Transactions or any other adjustment or anti-dilution protections that arise in connection with the Transactions (including, for the avoidance of doubt, any rights pursuant to the Initial Conversion Ratio, the Adjustment or to conversion under Section 17 of the Purchaser Charter).

Section 1.4 Share Acquisition Closing Date Deliverables. On the Share Acquisition Closing Date, Sponsor shall deliver to the Company (a) a duly executed copy of New Registration Rights Agreement substantially in the form attached as Exhibit E to the Business Combination Agreement, (b) a duly executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit F-2 to the Business Combination Agreement and (c) a duly executed copy of a termination agreement with respect to each Contract to which it is party to the extent contemplated by Section 8.26 of the Business Combination Agreement.

Section 1.5 Sponsor Agreements.

(a) At any meeting of the shareholders of Purchaser, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Purchaser is sought (including any action by written resolution), Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other Purchaser Ordinary Shares that Sponsor has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of Sponsor’s Subject Securities or Purchaser Ordinary Shares:

(i) in favor of the Shareholder Approval Matters (or any sub-matter or actions in furtherance thereof);

(ii) in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Shareholder Approval Matters (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy Statement on the date on which such meeting is held; and

(iii) against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Purchaser, Holdings or Merger Sub under the Business Combination Agreement or any other Ancillary Document, (C) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, (D) amend the Purchaser’s Organizational Documents (including the Purchaser Charter), including any change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Purchaser, (E) result in a business combination agreement or merger (other than the Business Combination Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, Purchaser or (F) result in a change in the business, management or Purchaser Board (other than in connection with the Shareholder Approval Matters).

Sponsor hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of October 20, 2021, by and among Sponsor, Purchaser and the other parties thereto (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Purchaser Ordinary Shares owned by Sponsor in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, Sponsor shall not redeem, elect to redeem or tender or submit for redemption any Subject Securities (or Holdings Ordinary Shares received as consideration therefor) pursuant to or in connection with the Redemption Rights or otherwise.

(c) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company, Sponsor shall not modify or amend any contract between or among Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of Sponsor (other than Purchaser or any of its subsidiaries), on the one hand, and Purchaser or any of Purchaser’s subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

(d) Sponsor hereby irrevocably relinquishes and waives (for itself and for its successors, heirs and assigns), and agrees not to assert or perfect, to the fullest extent permitted by Law, any dissenters’ rights for its Subject Securities in accordance with Section 238 of the Cayman Companies Act.

Section 1.6 Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein. Sponsor agrees to take any additional actions, if any, required or deemed to be practical or necessary in order for Sponsor to provide an effective grant of proxy pursuant to the Purchaser’s Charter (including the execution and delivery of such proxies, and the delivery and lodgement of such proxies) in order to consummate the transactions contemplated by this Sponsor Agreement.

Section 1.7 No Inconsistent Agreement. Sponsor hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Sponsor’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, Sponsor shall not liquidate or dissolve.

Section 1.8 Sponsor Earnout Shares.

(a) No Transfer of Sponsor Earnout Shares. Subject to, and conditioned upon, the Share Acquisition Closing and Section 1.9, Sponsor agrees that, effective as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, 1,725,000 shares of Purchaser Ordinary Shares (the “Sponsor Earnout Shares”) held by Sponsor as of the Share Acquisition Closing Date shall be subject to the vesting provisions set forth in this Section 1.8. Sponsor agrees that it shall not Transfer any Sponsor Earnout Shares held by Sponsor prior to the date the Sponsor Earnout Shares become vested pursuant to this Section 1.8. For the avoidance of doubt, none of the provisions of this Section 1.8 through Section 1.11 with respect to the Sponsor Earnout Shares (other than Section 1.9(c)) shall be effective until immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date.

(b) Vesting of Sponsor Earnout Shares. The Sponsor Earnout Shares shall be placed in an escrow account pursuant to an escrow agreement reasonably acceptable to Sponsor and the Company on the Share Acquisition Closing Date and shall be subject to vesting and be released to Sponsor as follows:

(i) 862,500 of the Sponsor Earnout Shares (less any Sponsor Earnout Shares forfeited pursuant to Section 1.9) shall vest and be released to Sponsor if, during the Earnout Period, the VWAP is greater than or equal to $14.00 over any 20 Trading Days (which may or may not be consecutive) within any 30 consecutive Trading Day period; and

(ii) 862,500 of the Sponsor Earnout Shares and any Sponsor Earnout Shares forfeited pursuant to Section 1.9 shall vest and be released to Sponsor if, during the Earnout Period, the VWAP is greater than or equal to $16.00 over any 20 Trading Days (which may or may not be consecutive) within any 30 consecutive Trading Day period.

(c) Change of Control. If, during the Earnout Period, there is a Change of Control, or a definitive Contract providing for a Change of Control is entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period, pursuant to which Holdings or its shareholders shall receive consideration implying a value per Holdings Ordinary Share (as determined in good faith by the board of directors of Holdings) of:

(i) less than $14.00, then this Section 1.8 shall terminate and no Sponsor Earnout Shares shall vest hereunder;

(ii) greater than or equal to $14.00 but less than $16.00, then, (A) immediately prior to such Change of Control, 862,500 of the Sponsor Earnout Shares shall vest and be released to Sponsor (less any Sponsor Earnout Shares issued prior to such Change of Control pursuant to this Section 1.8) and (B) thereafter, this Section 1.8 shall terminate and no further Sponsor Earnout Shares shall vest hereunder; or

(iii) greater than or equal to $16.00, then, (A) immediately prior to such Change of Control, 1,725,000 of the Sponsor Earnout Shares shall vest and be released to Sponsor (less any Sponsor Earnout Shares that have previously vested pursuant to this Section 1.8) and (B) thereafter, this Section 1.8 shall terminate and no further Sponsor Earnout Shares shall vest hereunder.

(d) Certain Definitions.

(i) “Change of Control” means any transaction or series of transactions occurring after the Share Acquisition Closing (A) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, acquires direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than 50% of the combined voting power of the then outstanding voting securities of Holdings, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (x) the members of the board of directors of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (y) the voting securities of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (C) the result of which is a sale of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any person.

(ii) “Earnout Period” means the time period beginning on the Share Acquisition Closing Date and ending on the five-year anniversary of the Share Acquisition Closing Date.

(e) Equitable Adjustment. Notwithstanding the foregoing, the VWAP targets in Section 1.8(b) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Holdings Ordinary Shares), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Holdings Ordinary Shares occurring on or after the date hereof and prior to the time any Sponsor Earnout Shares are delivered to Sponsor.

(f) Dividends and Voting. The Sponsor Earnout Shares shall be entitled to receive any distributions, whether or not in cash; provided that any cash distributions in respect of the Sponsor Earnout Shares shall be returned to Holdings upon release of the Sponsor Earnout Shares from the applicable escrow account upon the vesting of the Sponsor Earnout Shares or the forfeiture thereof. Sponsor shall not have any rights with respect to voting any Sponsor Earnout Shares until vested in accordance with Section 1.8.

(g) Cancellation. Sponsor hereby agrees to the cancellation of any of its Sponsor Earnout Shares that do not vest in accordance with the terms contained in Section 1.8(b) or Section 1.8(c), as applicable, by Holdings without any further action on the part of Sponsor.

Section 1.9 Sponsor Offset.

(a) In the event that the Available Cash Amount (as defined below) is less than $50 million (the “Minimum Cash Amount”), Sponsor shall, as of immediately prior to the Share Acquisition Closing on the Share Acquisition Closing Date, forfeit for no consideration the right to receive a number of Sponsor Earnout Shares, and, if necessary, Holdings Ordinary Shares, equal, in the aggregate, to the Offset Amount; provided that such forfeiture shall be as follows:

(i) first, from the Sponsor Earnout Shares subject to vesting pursuant to Section 1.8(b)(ii), and then from the Sponsor Earnout Shares subject to vesting pursuant to Section 1.8(b)(i), until all Sponsor Earnout Shares have been forfeited; and

(ii) thereafter, from the Purchaser Ordinary Shares; provided, that under no circumstances shall Sponsor be required to forfeit more than 1,775,000 Holdings Ordinary Shares.

For the avoidance of doubt, Sponsor shall be required to forfeit pursuant to this Section 1.9 up to a maximum of (x) 1,725,000 Sponsor Earnout Shares and (y) 1,775,000 Holdings Ordinary Shares, and no other amounts, property, assets or otherwise shall be subject to forfeiture by Sponsor pursuant to this Section 1.9.

(b) Certain Definitions.

(i) “Available Cash Amount” means an amount equal to the (i) cash available in the Trust Account, minus (ii) any amounts required to satisfy any redemption pursuant to the Redemption Rights, plus (iii) any proceeds from the consummation of the PIPE Investment, minus (iv) the Closing Transaction Expense Amount.

(ii) “Offset Amount” means the quotient obtained by dividing (A) the lesser of (1) the difference between the Minimum Cash Amount and the Available Cash Amount and (2) $35,000,000, by (B) $10.00.

(c) Notice of Forfeiture. Sponsor must notify the Company in writing at least three Business Days prior to the proposed Merger Closing Date that in its good faith determination the Available Cash Amount is (or is expected to be, as of the proposed Merger Closing Date) less than the Minimum Cash Amount, which such notice shall specify the Sponsor’s intent to forfeit Sponsor Earnout Shares or Holdings Ordinary Shares, the calculation of the Available Cash Amount and the Offset Amount and the number of Sponsor Earnout Shares and Holdings Ordinary Shares (if any) to be so forfeited.

Section 1.10 Vesting Shares Legend.

(a) Sponsor agrees that the Sponsor Earnout Shares shall be subject to the restrictions set forth herein, including as set forth in Section 1.3.

(b) Sponsor agrees that, in connection with the Transactions, the Sponsor Earnout Shares shall, concurrently with the Share Acquisition Closing, have the Legend (as defined below) affixed to them as set forth in this Section 1.10. The restrictions set forth pursuant to this Sponsor Agreement are referred to as the “Transfer Restrictions”. Sponsor acknowledges and agrees that the Sponsor Earnout Shares shall be subject to the Transfer Restrictions until such Transfer Restrictions expire in accordance with the terms of this Sponsor Agreement.

(c) The books and records of Purchaser evidencing the Sponsor Earnout Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT DATED AS OF DECEMBER 13, 2022, BY AND AMONG GoGreen Sponsor 1 LP, GoGreen Investments Corporation, Lifezone Holdings Ltd, Lifezone Metals Limited AND THE OTHER PARTIES THERETO.

Section 1.11 Tax Matters. The parties to this Sponsor Agreement hereby acknowledge and agree that (A) for U.S. federal income tax purposes, (i) any issuance or deemed issuance of Sponsor Earnout Shares to the Sponsor qualifies as a tax-free reorganization under the Code and (ii) the release to Sponsor from an escrow account of any Sponsor Earnout Shares shall not be treated as resulting in any a transfer of property to Sponsor and (B) the parties shall file all tax returns consistent with this Section 1.11 and, except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with this Section 1.11 (whether in audits, tax returns or otherwise).

Article II

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to Purchaser and the Company as follows:

(a) Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of Sponsor.

(b) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from Sponsor’s name on Schedule 1 hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Purchaser’s Organizational Documents, (iii) the Business Combination Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. The Subject Securities are the only equity securities in Purchaser owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Subject Securities held by Sponsor are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Voting Letter Agreement, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. Sponsor has full voting power with respect to the Subject Securities held by Sponsor. Other than the Subject Securities held by Sponsor, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Purchaser or any equity securities convertible into, or which can be exchanged for equity securities of Purchaser. The Subject Securities held by constitute all of the Subject Securities beneficially owned by the Sponsor as of the date of this Sponsor Agreement.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Sponsor or Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement or (iii) conflict with or violate any material Contract to which Sponsor is party or Law.

(d) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sponsor’s ability to consummate the Transactions or perform its obligations under this Agreement or the Business Combination Agreement.

(e) Brokerage Fees. Except as described on Schedules 4.16 of the Purchaser Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or Purchaser’s initial public offering based upon arrangements made by or on behalf of Sponsor or any of its Affiliates, for which Purchaser or any of its Affiliates may become liable.

(f) Information Supplied. None of the information supplied or to be supplied by Sponsor or its respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (i) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (ii) in the Registration Statement or (iii) in the mailings or other distributions to Purchaser Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) Acknowledgment. Sponsor understands and acknowledges that each of Purchaser and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

Article III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time and (b) the written agreement of Sponsor, Purchaser, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law; Jurisdiction. The terms of Section 13.4 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3 WAIVER OF JURY TRIAL. THE TERMS OF SECTION 13.5 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAIN A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS SPONSOR AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4 Binding Effect; Assignment; Third Parties. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. The terms of Section 13.3 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.5 Specific Performance; Exclusive Remedy. The terms of Section 13.6 and Section 13.7 each of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.6 Amendment; Waiver. The terms of Section 13.9(a) and Section 13.10 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.7 Severability. The terms of Section 13.8 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.8 Notices. The terms of Section 13.1 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis, which notices hereunder addressed as follows:

If to Purchaser or Sponsor:

[***]

with a copy to (which will not constitute notice):

[***]

If to the Company:

[***]

with a copy to (which shall not constitute notice):

[***]

Section 3.9 Counterparts. This Sponsor Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Sponsor Agreement.

Section 3.11 Confidentiality. Sponsor agrees to be bound by and subject to Section 8.1(b) and Section 8.1(c) each of the Business Combination to the same extent such provisions apply to Purchaser, mutatis mutandis, as if Sponsor were directly a party thereto for purposes thereof.

Section 3.12 Interpretation. The terms of Section 13.12 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.13 Consent to Disclosure. Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of Subject Securities (or the Holdings Ordinary Shares to which they convert), the nature of the Sponsor’s obligations hereunder and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Merger.

Section 3.14 Release; No Recourse. Effective as of the Share Acquisition Closing, Sponsor hereby irrevocably releases and discharges the Company Shareholders and each other Company Affiliates and each of their respective current and former directors, managers, officers, partners and employees to the extent set forth in, and subject to the terms and conditions of, Section 12.2(a) of the Business Combination Agreement, which such terms and conditions of Section 12.2(a) of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis (with Sponsor being understood to be “Purchaser” for purposes of the incorporation of Section 12.2(a) of the Business Combination Agreement herein). The terms of Section 13.14 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.15 Entire Agreement. This Sponsor Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Documents) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Sponsor Agreement, the Business Combination Agreement, the other Ancillary Documents or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

IN WITNESS WHEREOF, Sponsor, Purchaser, Holdings and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR:

GOGREEN SPONSOR 1 LP

By:	/s/ John Dowd
	Name:	John Dowd
	Title:	Managing Member

PURCHASER:

GOGREEN INVESTMENTS CORPORATION

By:	/s/ John Dowd
	Name:	John Dowd
	Title:	Chief Executive Officer and Chairman

HOLDINGS:

LIFEZONE METALS LIMITED

By:	/s/ Robert Burton
	Name:	Robert Burton
	Title:	Authorized Person

[Signature Page to Sponsor Support Agreement]

COMPANY:

LIFEZONE HOLDINGS LTD

By:	/s/ Steven George Hull
	Name:	Whitebridge Limited
	Title:	Director

[Signature Page to Sponsor Support Agreement]

Schedule I

Subject Securities

Sponsor	Purchaser Class A Ordinary Shares	Purchaser Class B Ordinary Shares	Placement Warrants
GoGreen Sponsor 1 LP	1,335,000	6,900,000	667,500

[Schedule I to Sponsor Support Agreement]